Exhibit 99.1

BioLargo closes private offering and improves balance sheet on its march to commercialization

WESTMINSTER, CA—(September 19, 2016) - BioLargo, Inc. (OTCQB: BLGO) announced it had closed its 2015 Unit Offering to further investments. The company also reported that with the closing of this offering and the clearing of remaining funds, its cash balance will be just over $2,100,000.

Additionally, the company announced that it had converted $250,000 of outstanding debt owing under the terms of a $300,000 secured line of credit into mandatorily convertible debt and warrant structure on terms substantially equivalent to the company’s 2015 Unit Offering.

Dennis P. Calvert, President and CEO of BioLargo stated, “We are thankful for the support by our shareholders and investors as we advance our technology and commercial efforts. Our AOS Filter System continues to garner attention from an expanding audience of industry, public funding sources, and potential strategic partners. Since our technical symposium approximately one month ago, we are experiencing a swell of attention and interest in anticipation of our first commercial pilots planned in early 2017. We are also busy advancing the automation and optimization of the system as it moves from alpha to beta in preparation of its first commercial pilots, as well as developing more operations oriented staff. Sales from our Odor-No-More subsidiary continue to improve as we build out infrastructure to support an increased focus on sales, marketing and manufacturing. We are also working closely with new distributors and agents to expand sales of our CupriDyne Clean (www.cupridyne.com) industrial odor control product. At this time, our advanced wound care products in development remain on target for 510(k) application with the FDA in early 2017. This is a great time at BioLargo and our future is bright!”

The company reported the above information on Form 8-K (link here).

About BioLargo, Inc.
BioLargo, Inc. (BLGO) makes life better by delivering sustainable technology-based products that help solve some of the most widespread problems threatening the world's supply of water, food, agriculture, healthcare and energy. More information can be found about the company and its subsidiaries at www.BioLargo.com. Its subsidiary BioLargo Water, Inc. (www.BioLargoWater.com) showcases the Advanced Oxidation Systems, including its AOS Filter System -- a product in development specifically designed to eliminate common, troublesome, and dangerous (toxic) contaminants in water in a fraction of the time and cost of current technologies. It is the winner of the Technology Star award by New Technology Magazine for its breakthrough innovation for the oil industry and is named the Technology Innovation Leader in the water treatment market by Frost & Sullivan. BioLargo also owns a 50% interest in the Isan System, which was honored with a "Top 50 Water Company for the 21st Century" award by the Artemis Project now being commercialized under a license to Clarion Water, Inc. BioLargo's subsidiary Odor-No-More Inc., features award-winning products serving the pet, equine, military supply and consumer markets, including the Nature's Best Solution® and Deodorall® brands (www.OdorNoMore.com). BioLargo's subsidiary Clyra Medical Technologies, Inc. (www.ClyraMedical.com) focuses on advanced wound care management.

Safe Harbor Statement

The statements contained herein, which are not historical, are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements, including, but not limited to, the risks and uncertainties included in BioLargo's current and future filings with the Securities and Exchange Commission, including those set forth in BioLargo's Annual Report on Form 10-K.

Contact:

Company Contact

Dennis Calvert

President and CEO

BioLargo, Inc.

949-643-9540 x2